January 2011

Pricing Sheet dated January 31, 2011 relating to
Pricing Supplement No. 584 dated January 31, 2011 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-164694

EKSPORTFINANS ASA

MORGAN STANLEY STRUCTURED INVESTMENTS
Opportunities in Commodities

Participation Securities based on the Performance of a Basket Composed of Commodities and a Commodity Index due February 8, 2012

FINAL TERMS – January 31, 2011
Issuer:	Eksportfinans ASA
Aggregate principal amount:	$1,500,000.00
Maturity date:	February 8, 2012
Original issue price:	$1,000.00 per security
Stated principal amount:	$1,000.00 per security
Pricing date:	January 31, 2011
Original issue date:	February 7, 2011 (5 business days after the pricing date)
Basket:	Basket commodities	Bloomberg ticker symbol	Weighting	Initial commodity price/commodity index level
	S&P GSCITM Brent Crude Oil Index—Excess Return (“SPGCBRP index”)	SPGCBRP	25.0%	707.2805
	Coal (“coal”)	API21MON (Source: MCCL)	15.0%	$119.08
	Gold (“gold”)	GOLDLNPM	15.0%	$1,327
	Copper (“copper”)	LOCADY	10.0%	$9,720
	Nickel (“nickel”)	LONIDY	10.0%	$27,075
	Soybeans (“soybeans”)	S 1	10.0%	1,413 cents
	Corn (“corn”)	C 1	10.0%	659.50 cents
	Cotton (“cotton”)	CT1	5.0%	168.44 cents
Payment at maturity per Security:

At maturity, you will receive an amount per security equal to:

  If the basket performance factor is greater than 100.00%:

       $1,000.00 + upside payment

  If the basket performance factor is less than or equal to 100.00%:

       $1,000.00 x basket performance factor

  This amount will be less than the stated principal amount of $1,000.00.

Upside payment:	$1,000.00 x basket percent increase
Basket percent increase:

The sum of the products of (i) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket performance factor:

The sum of the products of (i) the final basket commodity price for each basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket commodity price:

The basket commodity price on any date will equal:

SPGCBRP index: The official settlement price for the S&P GSCI Brent Crude Index Excess Return, stated in U.S. Dollars, published by S&P or its successor

Coal: Which means that (A) the price for a pricing date, and (B) the price with respect to the initial commodity price, will be the published price, which is the price under the column "Average" (which is the average of the bid and the offer) of the first nearby month calendar month (under the column "Duration"), per tonne of steam coal 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA, stated in U.S. Dollars, published by The McCloskey Group Ltd., under the heading “Daily forward curves: API#2: (6,000kc NAR CIF ARA)” in the issue of McCloskey’s Coal Report that report prices effective on (A) that pricing date or (B) the date of the initial commodity price determination

Gold: The afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LMBA authorized to effect such delivery, stated in U.S. Dollars, as calculated by the London Gold Market

Copper: The official cash offer price per tonne of Copper Grade A on the LME for the spot market, stated in U.S. Dollars, as determined by the LME

Nickel: The official cash offer price per tonne of Primary Nickel on the LME for the spot market, stated in U.S. Dollars, as determined by the LME

Soybeans: The official settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby month futures contract; provided that any pricing date after the date of the Last Trade of the relevant Options Contract (if there is more than one Options Contract, then the Options Contract with the latest date) pertaining to the first nearby month futures contract (the "Last Trading Day"), shall look to the second nearby month futures contract, stated in U.S. cents, as made public by the CBOT

Corn: The official settlement price per bushel of deliverable grade corn on the CBOT of the first nearby month futures contract; provided that any pricing date after the date of the Last Trade of the relevant Options Contract (if there is more than one Options Contract, then the Options Contract with the latest date) pertaining to the first nearby month futures contract (the "Last Trading Day"), shall look to the second nearby month futures contract, stated in U.S. cents, as made public by the CBOT

Cotton: The official settlement price per pound of deliverable grade cotton No. 2 on the NYBOT of the first nearby month futures contract; provided that any pricing date after the date of the Last Trade of the relevant Options Contract (if there is more than one Options Contract, then the Options Contract with the latest date) pertaining to the first nearby month futures contract (the "Last Trading Day"), shall look to the second nearby month futures contract, stated in U.S. cents, as made public by the NYBOT

Initial basket commodity price:	For each basket commodity, the related basket commodity price on the pricing date.
Final basket commodity price:	For each basket commodity, the related basket commodity price on the valuation date.
Valuation date:	February 1, 2012, subject to adjustment for certain market disruption events.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	282645VN7
ISIN:	US282645VN78
Agent:	Morgan Stanley & Co. Incorporated (MS & Co.)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security:	$1,000.00	$15.00	$985.00
Total:	$1,500,000.00	$22,500.00	$1,477,500.00
(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. Please see "Supplemental Plan of Distribution" in the accompanying preliminary pricing supplement no. 584 for further details.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT NO. 584 DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 584 dated January 20, 2011	Prospectus Supplement and Prospectus dated February 4, 2010

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.